LICENSE AGREEMENT

   THIS AGREEMENT, made as of this 15th day of November, 2007, by and between Horizon Investment Services, LLC ("Horizon"), an Indiana limited liability company, and Van Kampen Funds Inc. ("Van Kampen"), a Delaware corporation.

                                   WITNESSETH:

   WHEREAS, Horizon has developed each investment strategy set forth in Exhibit A attached hereto (each an "Enhanced Index Strategy");

   WHEREAS, all proprietary rights to each Enhanced Index Strategy and the name "Horizon Investment Services" (collectively, the "Property") are owned by Horizon;

   WHEREAS, Van Kampen sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs");

   WHEREAS, Van Kampen desires to establish one or more UITs that will each initially invest all or a portion of its assets in securities selected in accordance with one or more of the Enhanced Index Strategies (the "Trusts");

   WHEREAS, Van Kampen, on behalf of the Trusts, desires to license the Property for use in connection with the Trusts; and

   WHEREAS, Horizon is willing to license the Property to Van Kampen and the Trusts under the terms and conditions hereinafter set forth;

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Grant of License. (a) Subject to the terms and conditions of this Agreement, Horizon hereby grants to Van Kampen and the Trusts an Exclusive (as defined below) license to use and refer to the Property, with prior approval from Horizon, in connection with the Trusts. The license granted herein shall continue until the later to occur of the termination of this Agreement or the termination date of the last existing Trust.

          (b) Horizon covenants and agrees that no person or entity other than Van Kampen shall need to obtain any other license with respect to the Property in connection with the initial sale of the Trusts or subsequent resales of the Trusts in the secondary market.

          (c) Horizon represents and warrants that it owns all proprietary rights in and to the Property and has the right to license the same to Van Kampen and the Trusts pursuant to this Agreement.

          (d) Van Kampen, on behalf of the Trusts, acknowledges that Horizon has represented and warranted that the Property is the exclusive property of Horizon and that Horizon has and retains all proprietary rights thereto except to the extent otherwise provided herein. Except as otherwise specifically provided herein, Horizon reserves all rights to the Property, and this Agreement shall not be construed to transfer to Van Kampen or the Trusts any ownership right to, or equity interest in, any of the Property.

     2. Fees. For the license granted herein, Van Kampen, on behalf of the Trusts, agrees that the Trusts shall pay Horizon the license fees set forth in Exhibit B hereto.

     3. Term. Subject to Section 7, the term of this Agreement shall commence and continue as described in this Section. The term of this Agreement shall commence as of the date set forth above (the "Effective Date") and shall remain in full force and effect until the fifth anniversary of the Effective Date, unless this Agreement is terminated earlier as provided herein (such term being referred to as the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically renew for successive one-year periods (each, a "Renewal Term") unless a party terminates the Agreement by providing the other parties a written notice to that effect ninety (90) days prior to the end of the then-current term. The Initial Term and the Renewal Term are referred to herein as the "Term".

     4. Exclusivity and Right of First Refusal. (a) Horizon covenants and agrees that the licenses granted herein shall be Exclusive (as defined below) during the period from the Effective Date until the two year anniversary thereof (the "Initial Exclusivity Period"). This period shall be extended for additional one-year periods (each one-year period being an "Extended Exclusivity Period") if at the end of the Initial Exclusivity Period and, subsequent thereto, at the end of an Extended Exclusivity Period, either (i) the asset balance of all outstanding Trusts equals or exceeds $250 million or (ii) Van Kampen pays Horizon an up front annual minimum license fee with respect to each Extended Exclusivity Period equal to (A) $62,500 plus (B) $62,500 minus two and one-half basis points (0.025%) of the asset balance of all outstanding Trusts. "Exclusive" as used herein shall mean that neither Horizon nor anyone acting on its behalf shall take any action to market or promote any UIT based on an Enhanced Index Strategy other than the Trusts or shall permit the use of any of the Property in connection with the creation, marketing or promotion of any UIT other than the Trusts. Except as provided in Section 4(b), nothing contained herein shall limit the right of Horizon to sponsor, create, market or promote any investment company (as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended, disregarding the provisions of Sections 3(b) and 3(c) thereof), other than a UIT.

          (b) Horizon covenants and agrees that, during the Term of this Agreement, neither Horizon nor anyone acting on its behalf shall be associated or involved with anyone in connection with the creation, administration, management, marketing or sale of any unit investment trust within the United States unless Horizon shall have first promptly delivered a bona fide written offer to Van Kampen to act as sponsor, depositor, adviser, promoter, underwriter or distributor of such a unit investment trust and Van Kampen shall have failed to provide a written acceptance of such offer to Horizon within 15 days after receipt of such offer.

     5. Assignment. Neither of the parties hereto may assign its respective rights and obligations under this Agreement without the prior written consent of the other party.

     6. Relationship of the Parties. The parties understand and agree that this Agreement shall not be deemed to create any partnership or joint venture between Van Kampen and Horizon, and that the services performed hereunder by Horizon shall be as an independent contractor and not as an employee or agent of Van Kampen. Horizon shall have no authority whatsoever to bind Van Kampen on any agreement or obligation and Horizon agrees that it shall not hold itself out as an employee or agent of Van Kampen.

     7. Termination. (a) Horizon may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Van Kampen that is not remedied within ten (10) business days after written notice.

          (b) Van Kampen may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Horizon that is not remedied within ten (10) business days after written notice thereof.

          (c) Horizon and Van Kampen may terminate this Agreement at any time upon the execution by each party of a written agreement to that effect.

   Any termination under Section 7(a) or (b) shall not limit any other remedies for breach the non-breaching party may have at law or in equity. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not constitute termination of any Trust.

     8.   Confidentiality.

          (a) The parties agree that certain material and information which has or may come into the possession or knowledge of each party in connection with this Agreement or the performance hereof (e.g., proprietary business information (including, without limitation, the names and addresses or other personal information of customers, distributors, information providers and suppliers)), consists of confidential and proprietary data whose disclosure to or use by third parties would be damaging. In addition, a party may reasonably designate, by notice in writing delivered to the other party, other information as being confidential or a trade secret.

          (b) All such proprietary or confidential information of each party hereto shall be kept secret by the other party to the degree it keeps secret its own confidential or proprietary information. Such information belonging to any party shall not be disclosed by another party to its employees, officers, agents, service providers or affiliates, except on a need-to-know basis, but may be disclosed by such other party to State, Federal, or other governmental agencies, authorities or courts as required by law or regulation, or upon their order or request provided prompt notice of such order or request is given by such other party to the party to which such information belongs, if such notice is legally permitted.

          (c) No information that would otherwise be proprietary or confidential for purposes of this Agreement pursuant to subsections (a) or (b) above shall be subject to the restrictions on disclosure imposed by this Section in the event and to the extent that (i) such information is in, or becomes part of, the public domain otherwise than through the fault of a party to which such information does not belong, (ii) such information was known to such party prior to the execution of this Agreement, or
               (iii) such information was revealed to such party by a third person, and which the receiving party reasonably believes has been obtained by such third person not in violation of any existing confidentiality or non-disclosure agreement.

          (d) Each party acknowledges and agrees that a breach of this Section would cause a permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief (including injunction and specific performance) in the event of any breach of the provisions of this Section, in addition to all other remedies available to such party at law or in equity.

          (e) The covenants set forth in this Section shall survive the termination of this Agreement.

     9. Covenants. During the period of this Agreement and for as long as any of the Trusts remains outstanding, each of the parties agree to:

          (a) comply with all codes, regulations and laws applicable to the performance of its obligations under this Agreement and obtain or have obtained all necessary permits, licenses and other authorizations necessary for such performance and maintain its business reputation and good standing;

          (b) take such other actions as the other parties hereto may reasonably request to more effectively carry out its obligations under this Agreement; and

          (c) do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including, but not by way of limitation, obtaining all consents, approvals, and authorizations, required of such party in connection with the consummation of the transactions contemplated by this Agreement. No party shall take any action that would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

   In addition, Horizon may not refer to Van Kampen or any affiliates in any kind of communications, whether oral, written or electronic, or otherwise, and whether in a Horizon piece or in response to questions of the media or others, without Van Kampen's prior written consent, except that Horizon may state that it licenses the Property to the Trusts and may describe the services provided under this Agreement to the extent that such services are described in any Registration Statement or other publicly available materials produced by Van Kampen.

     10.  Indemnification.

          (a) In the event any claim is brought by any third party against Horizon that relates to, arises out of or is based upon the performance by Van Kampen of its obligations hereunder, or the failure of Van Kampen, or any of Van Kampen's affiliates, as applicable, to comply with any law, rule or regulation relating to the Trusts, Horizon, as applicable, shall promptly notify Van Kampen, and Van Kampen shall defend such claim at Van Kampen's expense and under Van Kampen's control. Van Kampen shall indemnify and hold harmless Horizon against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim whether or not such claim is successful. Horizon shall have the right, at its expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, that Van Kampen shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, Horizon shall not be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Horizon.

          (b) In the event any claim is brought by any third party against Van Kampen, any of the Trusts, or any of Van Kampen's affiliates that relates to, arises out of or is based upon the performance by Horizon of its respective obligations hereunder, or the failure of Horizon to comply with any law, rule or regulation, Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall promptly notify Horizon and Horizon shall defend such claim at its expense and under its control. Horizon shall indemnify and hold harmless Van Kampen, the Trusts, and Van Kampen's affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful. Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, Horizon shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Van Kampen, the Trusts, nor any of Van Kampen's affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Van Kampen, the Trusts, or Van Kampen's affiliates.

          (c) The indemnifications set forth in this Section shall survive the termination of this Agreement for any cause whatsoever.

     11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

     12. Waiver of Breach. The failure of any party to require the performance of any term of this Agreement or the waiver of any party of any breach hereunder shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

     13. Scope of Agreement. This document constitutes the entire Agreement of the parties with respect to the subject matter hereof, supersedes all prior oral or written agreements, and can be amended only by a writing executed by all of the parties.

     14. Notices. All notices from any party to the other pursuant to this Agreement shall be in writing or by facsimile transmission and shall be sent to the following addresses, or to such addresses as the parties hereto may be notified in writing from time to time:

         If to Horizon:

                           Horizon Investment Services, LLC
                           7412 Calumet Avenue
                           Hammond, IN 46324-2692
                           Attn: Charles B. Carlson

         If to Van Kampen:

                           1 Parkview Plaza
                           P.O. Box 5555
                           Oakbrook Terrace, IL 60181-5555
                           Attn:  Steve Massoni

                           With copy to :

                           Van Kampen Investments Inc.
                           522 Fifth Aveneu
                           New York, NY 10036
                           Attn:  Office of the General Counsel

   Notices shall be deemed given upon receipt via certified mail, overnight courier, or hand delivery.

     15. Severability. In the event that any provision of this Agreement or application hereof to any person or in any circumstances shall be determined to be invalid, unlawful, or unenforceable to any extent, the remainder of this Agreement, and the application of any provision to persons or circumstances other than those as to which it is determined to be unlawful, invalid or enforceable, shall not be affected thereby, and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

     16. Conflicts. In the event that any provision in this Agreement conflicts in any way with the trust agreement governing a particular Trust, the provisions of the trust agreement in respect thereof shall control.

     17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


   IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by a duly authorized representative thereof as of the date first above written.

VAN KAMPEN FUNDS INC.

By

Name_____________________________________________________

Title____________________________________________________



HORIZON INVESTMENT SERVICES, LLC

By

Name_____________________________________________________

Title____________________________________________________



                                    EXHIBIT A

                            ENHANCED INDEX STRATEGIES

   "The Dow Jones Large Cap Growth Strategy"means:

   Beginning with the stocks in the Dow Jones U.S. Large Cap Growth Index (the "Index"), the strategy excludes the bottom 20% of stocks based on market capitalization. The strategy then ranks each remaining company in the Index from highest to lowest based on the following strategy screens:

     o Price/Sales to Five-Year Average - Current price/sales ratio divided by median price/sales ratio over past 60 months,

     o Price/Free Cash Flow Ratio - Stock price divided by per share free cash flow over past four quarters. Free cash flow represents the net change in cash from all items classified in the operating activities section on a statement of cash flows, minus capital spending and cash dividends,

     o Price/Earnings Ratio - Stock price divided by earnings per share from operations over past four quarters,

     o Total Return for the Past Six Months - The percentage return on a stock over most recent six months, reflecting dividends and change in stock price,

     o Long-Term Expected Profit Growth - The simple average of analysts' estimates for five-year growth in earnings per share, and

     o EPS Revisions Current Quarter - The net percentage of positive profit-estimate revisions. First, the number of earnings estimates for the next fiscal quarter that have been decreased from the prior month are subtracted from the number that have been increased. Next, that result is divided by the total number of earnings estimates for the quarter.

   The strategy assigns each stock a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks, provided that no more than 8 of the stocks in the initial portfolio are selected from any single sector. If two stocks are assigned the same total score, the stock with the higher score for Total Return for the Past Six Months is ranked higher.

   "The Dow Jones Large Cap Value Strategy"means:

   Beginning with the stocks in the Dow Jones U.S. Large Cap Value Index (the "Index"), the strategy excludes the bottom 20% of stocks based on market capitalization. The strategy then ranks each remaining company in the Index from highest to lowest based on the following strategy screens:

     o Dividend Yield - The indicated annual dividend divided by the stock price,

     o Price/Book Value Ratio - Stock price divided by current book value per share,

     o Price/Sales Ratio - Stock price divided by per share sales over most recent four quarters,

     o Total Return for the Past Six Months - The percentage return on a stock over most recent six months, reflecting dividends and change in stock price,

     o Long-Term Expected Profit Growth - The simple average of analysts' estimates for five-year growth in earnings per share, and

     o EPS Revisions Current Quarter - The net percentage of positive profit-estimate revisions. First, the number of earnings estimates for the next fiscal quarter that have been decreased from the prior month are subtracted from the number that have been increased. Next, that result is divided by the total number of earnings estimates for the quarter.

   The strategy assigns each stock a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks, provided that no more than 8 of the stocks in the initial portfolio are selected from any single sector. If two stocks are assigned the same total score, the stock with the higher score for Total Return for the Past Six Months is ranked higher.

                                    EXHIBIT B

                                  LICENSE FEES

      LICENSE FEES FOR TRUSTS THAT INVEST ONLY IN ENHANCED INDEX STRATEGIES

   In connection with a Trust that initially invests all of its assets in securities selected in accordance with one or more of the Enhanced Index Strategies, the Trust shall pay license fees in accordance with the following:

   During each Year (defined below) of the Term, Van Kampen will provide to Horizon a written report (each, a "Quarterly Report"), within 10 days after the end of each Quarter (defined below), which sets forth (i) the asset balance for the Trusts at such Quarter-end, and (ii) a calculation of the Rolling Average Asset Balance (defined below) at such Quarter-end. Within 10 days after the end of each Quarter during each Year of the Term, each applicable Trust will pay (each, a "Quarterly Payment"), to Horizon, an amount equal to one-quarter of the Basis Point Amount (defined below).

   All amounts will be paid in cash or readily available funds and will be non-refundable.

   Definitions:

   "Basis Point Amount" means, at any time during a Year, an amount equal to ten
(10) basis points (.10%) on the then Rolling Average Asset Balance.

   "Quarter" means, with respect to any Year, the three-month period commencing on the first day of such Year, and each succeeding three-month period during such Year.

   "Rolling Average Asset Balance" means, at any Quarter-end during a Year, the average assets in the Trusts in the aggregate for the month then ended together with all previous months in such Year, calculated by adding the month-end asset balances for the Trusts for such months and dividing the result by the number of such months.

   "Year" means a twelve-month period commencing on the Effective Date or on any anniversary of the Effective Date.

                     LICENSE FEES FOR MULTI-STRATEGY TRUSTS

   In connection with a Trust that initially invests a portion of its assets (but not all of its assets) in securities selected in accordance with one or more of the Enhanced Index Strategies (a "Multi-Strategy Trust"), the Trust shall pay license fees in accordance with the following:

   During each Year (defined below) of the Term, Van Kampen will provide to Horizon a written report (each, a "Multi-Strategy Trust Quarterly Report"), within 10 days after the end of each Quarter (defined below), which sets forth
(i) the asset balance for the Multi-Strategy Trusts at such Quarter-end, and
(ii) a calculation of the Multi-Strategy Trust Rolling Average Asset Balance (defined below) at such Quarter-end. Within 10 days after the end of each Quarter during each Year of the Term, each applicable Trust will pay (each, a "Multi-Strategy Trust Quarterly Payment"), to Horizon, an amount equal to one-quarter of the Multi-Strategy Trust Basis Point Amount (defined below).

   All amounts will be paid in cash or readily available funds and will be non-refundable.

   Definitions:

   "Multi-Strategy Trust Basis Point Amount" means, at any time during a Year, an amount equal to ten (10) basis points (.10%) on the then Multi-Strategy Trust Rolling Average Asset Balance multiplied by the Enhanced Sector Strategy Ratio.

   "Quarter" means, with respect to any Year, the three-month period commencing on the first day of such Year, and each succeeding three-month period during such Year.

   "Multi-Strategy Trust Rolling Average Asset Balance" means, at any Quarter-end during a Year, the average assets in the Multi-Strategy Trusts in the aggregate for the month then ended together with all previous months in such Year, calculated by adding the month-end asset balances for the Multi-Strategy Trusts for such months and dividing the result by the number of such months.

   "Enhanced Index Strategy Ratio" means the portion of the initial assets in a Multi-Strategy Trust invested in accordance with one or more of the Enhanced Index Strategies as a percentage of all assets in such Multi-Strategy Trust at the time of the creation of such Multi-Strategy Trust.

   "Year" means a twelve-month period commencing on the Effective Date or on any anniversary of the Effective Date.